Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS THIRD QUARTER 2019 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, October 29, 2019 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the third quarter ended September 30, 2019.

THIRD QUARTER HIGHLIGHTS

•	Q3 2019 cash distribution of $0.46 per common unit; implies a 6.8% annualized yield based on the October 25, 2019 unit closing price of $27.04

•
Q3 2019 consolidated net income (including non-controlling interest) of $51.1 million, consolidated adjusted EBITDA (as defined and reconciled below) of $66.3 million and cash available for distribution to Limited Partner units (as defined below) of $29.0 million

•	Q3 2019 production of 21,266 boe/d (64% oil), an increase of 9% from Q2 2019 and 16% year over year

•
171 total gross (4.7 net 100% royalty interest) horizontal wells turned to production during Q3 2019 on existing acreage with an average lateral length of 8,898 feet; acquired interests in an additional 240 gross (1.9 net 100% royalty interest) producing horizontal wells during the quarter

•
Closed 25 acquisitions for an aggregate purchase price of approximately $193.6 million in Q3 2019, increasing Viper's mineral interests to a total of 17,151 net royalty acres at September 30, 2019, up 23% year over year; during first nine months of 2019, have closed 99 acquisitions for an aggregate purchase price of approximately $320.5 million, increasing Viper's acreage position by 2,309 net royalty acres

•
Pro forma asset base as of October 17, 2019 of 23,999 net royalty acres (51% of which are operated by Diamondback), after giving effect to the recently closed drop down transaction ("Drop Down") and pending acquisition from Santa Elena Minerals, LP ("Santa Elena")

•	On October 16, 2019, closed $500.0 million 5.375% notes due 2027 with proceeds used to pay down borrowings on revolving credit facility

•	Initiating average production guidance for Q4 2019/Q1 2020 of 25,000 to 27,000 boe/d (65% - 68% oil), the midpoint of which is up 22% from Q3 2019 production

•
As of October 17, 2019, there were approximately 445 gross horizontal wells currently in the process of active development on Viper's pro forma acreage, in which Viper expects to own an average 1.9% net royalty interest (8.6 net 100% royalty interest wells)

•
Approximately 326 gross (9.3 net 100% royalty interest) line-of-sight wells which are expected to be turned to production within the next 12 months, but which have not yet begun the process of active development; based on Diamondback's current completion schedule and third party operators' permits

•	Q2 2019 and Q3 2019 distributions reasonably estimated to not constitute dividends for U.S. federal income tax purposes; instead should generally constitute non-taxable reductions to the tax basis

“During the third quarter, Viper continued to expand its footprint in the most attractive areas of the Permian Basin via multiple large strategic acquisitions and, after giving pro forma effect to the Santa Elena acquisition, will have acquired over 9,000 net royalty acres to date in 2019. We believe these assets, due to their tier one location and active, well-capitalized operators, will enhance the durability of Viper’s asset base and drive sustained long-term production growth. However, in the near-term, activity on Viper’s asset base is expected to be driven primarily by Diamondback operations as growth across the Permian Basin has slowed. As a result of this broad slowdown, as well as operators now preparing their budgets for 2020, there is currently less visibility into third party operators’ activity levels than in previous quarters and, therefore, Viper is guiding conservatively until we see more clarity on the completion cadence across the basin,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

Mr. Stice continued, "Importantly, with the Drop Down closed on October 1 and the Santa Elena acquisition expected to close on October 31, Viper will have materially increased its exposure to Diamondback operations in both the Midland and Delaware Basins. Looking ahead to 2020, Viper expects to have a mineral interest in approximately 70% of Diamondback’s planned gross completions, including large scale projects on both ranches to be acquired in the pending Santa Elena acquisition which are expected to begin production in the middle of 2020. Diamondback’s continued focus on developing Viper’s acreage due to the enhanced consolidated returns underscores our confidence in Viper being able to generate sustainable production and distribution growth for the long-term."

FINANCIAL UPDATE

Viper's third quarter 2019 average realized prices were $51.53 per barrel of oil, $1.28 per Mcf of natural gas and $9.84 per barrel of natural gas liquids, resulting in a total equivalent realized price of $36.33/boe. Based on current market differentials and estimated in-basin gathering costs, Viper continues to expect to realize approximately 88% to 92% of WTI for the remainder of 2019 and close to 100% of WTI in 2020.

During the third quarter of 2019, the Company recorded total operating income of $71.8 million and consolidated net income (including non-controlling interest) of $51.1 million.

As of September 30, 2019, the Company had a cash balance of $20.0 million and $190.5 million available under its revolving credit facility. In connection with the closing of the Drop Down, completed on October 1, 2019, Viper's borrowing base increased to $725.0 million from $600.0 million. Pro forma for this increase in the borrowing base and the $190.2 million cash component of the Drop Down paid to Diamondback, Viper would have had $138.5 million available under the revolving credit facility as of September 30, 2019.

On October 16, 2019, Viper completed its offering of $500.0 million aggregate principal amount of its Senior Notes due 2027 and received a total of approximately $492.0 million in net proceeds. Viper loaned the gross proceeds from its senior notes offering to its operating subsidiary, which used it to pay down borrowings under the revolving credit facility. Additionally, in connection with its Fall redetermination, expected to close in November 2019, Viper's lead bank has recommended a borrowing base increase to $775.0 from the current $725.0 million, resulting in $679.0 million of pro forma credit facility availability and pro forma liquidity.

THIRD QUARTER 2019 CASH DISTRIBUTION

The Board of Directors of Viper's General Partner declared a cash distribution for the three months ended September 30, 2019 of $0.46 per common unit. The distribution is payable on November 15, 2019 to eligible common unitholders of record at the close of business on November 8, 2019. Diamondback received Class B units and units in Viper's operating subsidiary upon the closing of the Drop Down on October 1, 2019 and Viper will issue common units to Santa Elena at the closing of the pending Santa Elena acquisition. Each of Diamondback and Santa Elena has waived its right to receive distributions for the third quarter of 2019 in respect of the equity interests issued in these transactions and the cash distribution for the third quarter of 2019 has been calculated on this basis.

On August 21, 2019, Viper made a cash distribution to its unitholders and subsequently has reasonably estimated that such distribution, as well as the distribution payable on November 15, 2019, should not constitute dividends for U.S. federal income tax purposes. Rather, these distributions should generally constitute non-taxable reductions to the tax basis of each distribution recipient's ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the "Investor Relations" section of the site.

OPERATIONS AND ACQUISITIONS UPDATE

During the third quarter 2019, Viper estimates that 171 gross (4.7 net 100% royalty interest) horizontal wells with an average royalty interest of 2.7% had been turned to production on its existing acreage position with an average lateral of 8,898 feet. Of these 171 gross wells, Diamondback is the operator of 41 with an average royalty interest of 8.1%, and the remaining 130 gross wells, which had an average royalty interest of 1.0%, are operated by third parties.

Additionally, during the third quarter 2019, Viper acquired 1,281 net royalty acres for an aggregate purchase price of approximately $193.6 million. These transactions brought Viper's footprint of mineral interests to a total of 17,151 net royalty acres. Viper funded these acquisitions with cash on hand and borrowings under its revolving credit facility. These acquisitions added an additional 240 producing gross horizontal wells with an average royalty interest of 0.8%.

During the first nine months of 2019, Viper acquired 2,309 net royalty acres for an aggregate purchase price of approximately $320.5 million across 99 separate transactions. These acquisitions contributed a total of 313 gross horizontal producing wells with an average royalty interest of 1.4%.

In total, as of September 30, 2019, Viper had 1,682 vertical wells and 3,166 horizontal wells producing on its acreage with a combined average net royalty interest of 3.6%. There continues to be active development on Viper's mineral acreage as represented by approximately 445 gross horizontal wells currently in the process of active development, in which Viper expects to own an average 1.9% net royalty interest (8.6 net 100% royalty interest wells). These wells currently in the process of active development include wells currently being drilled by the 57 active rigs that were on the Company's mineral acreage as of October 15, 2019, in addition to other wells currently waiting to be completed, actively in the process of being completed or waiting to be turned to production. Additionally, based on Diamondback's current completion schedule and third party operators' permits, there is line-of-sight to a further 326 gross (9.3 net 100% royalty interest) wells which Viper expects to be turned to production within the next 12 months, but which have not yet begun the process of active development.

GUIDANCE UPDATE

Below is Viper's updated guidance for the full year 2019, as well as average production guidance for Q4 2019 and Q1 2020.

Viper Energy Partners

Q4 2019/Q1 2020 Net Production – MBoe/d	25,000 - 27,000
Total 2019 Net Production – MBoe/d	21,000 - 21,500
Total 2019 Oil Production - % of Net Production	66% - 67%

Unit costs ($/boe)
Depletion	$9.00 - $10.50
G&A
Cash G&A	Under $1.00
Non-Cash Unit-Based Compensation	$0.30 - $0.40

Production and Ad Valorem Taxes (% of Revenue) (a)	7%

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2019 on Wednesday, October 30, 2019 at 9:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 8535319. A telephonic replay will be available from 12:00 p.m. CT on Wednesday, October 30, 2019 through Wednesday, November 6, 2019 at 11:00 a.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 8535319. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin and the Eagle Ford Shale. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the recent and pending acquisitions and Diamondback's plans for the acreage discussed above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$19,952	$22,676
Royalty income receivable	43,288	38,823
Royalty income receivable—related party	14,033	3,489
Other current assets	252	257
Total current assets	77,525	65,245
Property:
Oil and natural gas interests, full cost method of accounting ($1,051,791 and $871,485 excluded from depletion at September 30, 2019 and December 31, 2018, respectively)	2,036,561	1,716,713
Land	5,688	5,688
Accumulated depletion and impairment	(299,704)	(248,296)
Property, net	1,742,545	1,474,105
Funds held in escrow	7,500	—
Deferred tax asset	157,885	96,883
Other assets	21,483	17,831
Total assets	$2,006,938	$1,654,064
Liabilities and Unitholders’ Equity
Current liabilities:
Other accrued liabilities	$5,370	$6,022
Total current liabilities	5,370	6,022
Long-term debt	409,500	411,000
Total liabilities	414,870	417,022
Commitments and contingencies
Unitholders’ equity:
General partner	1,000	1,000
Common units (62,649,348 units issued and outstanding as of September 30, 2019 and 51,653,956 units issued and outstanding as of December 31, 2018)	774,815	540,112
Class B units (72,418,500 units issued and outstanding as of September 30, 2019 and December 31, 2018)	990	990
Total Viper Energy Partners LP unitholders’ equity	776,805	542,102
Non-controlling interest	815,263	694,940
Total equity	1,592,068	1,237,042
Total liabilities and unitholders’ equity	$2,006,938	$1,654,064

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating income:
Royalty income	$71,080	$73,497	$201,950	$209,902
Lease bonus income	698	4,205	3,607	5,133
Other operating income	10	12	15	120
Total operating income	71,788	77,714	205,572	215,155
Costs and expenses:
Production and ad valorem taxes	4,731	5,027	12,812	14,133
Depletion	18,697	16,532	51,408	41,317
General and administrative expenses	1,805	1,309	5,223	6,230
Total costs and expenses	25,233	22,868	69,443	61,680
Income from operations	46,555	54,846	136,129	153,475
Other income (expense):
Interest expense, net	(3,827)	(3,711)	(11,089)	(9,061)
Gain (loss) on revaluation of investment	336	(199)	3,978	5,165
Other income, net	553	640	1,756	1,479
Total other expense, net	(2,938)	(3,270)	(5,355)	(2,417)
Income before income taxes	43,617	51,576	130,774	151,058
Provision for (benefit from) income taxes	(7,480)	764	(41,908)	(71,114)
Net income	51,097	50,812	172,682	222,172
Net income attributable to non-controlling interest	43,151	48,466	128,692	77,526
Net income attributable to Viper Energy Partners LP	$7,946	$2,346	$43,990	$144,646

Net income attributable to common limited partners per unit:
Basic	$0.13	$0.05	$0.73	$1.85
Diluted	$0.13	$0.05	$0.73	$1.85
Weighted average number of common limited partner units outstanding:
Basic	62,645	48,234	60,267	78,250
Diluted	62,678	48,304	60,296	78,319

Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$172,682	$222,172
Adjustments to reconcile net income to net cash provided by operating activities:
Benefit from deferred income taxes	(42,077)	(71,184)
Depletion	51,408	41,317
Gain on revaluation of investment	(3,978)	(5,165)
Amortization of debt issuance costs	676	521
Non-cash unit-based compensation	1,326	2,166
Changes in operating assets and liabilities:
Royalty income receivable	(4,465)	(12,264)
Royalty income receivable—related party	(10,544)	(2,616)
Accounts payable and other accrued liabilities	(821)	1,315
Income tax payable	169	69
Other current assets	(148)	83
Net cash provided by operating activities	164,228	176,414
Cash flows from investing activities:
Acquisition of oil and natural gas interests	(319,696)	(505,842)
Other	—	(4,687)
Funds held in escrow	(7,500)	—
Proceeds from sale of assets	—	441
Proceeds from the sale of investments	—	124
Net cash used in investing activities	(327,196)	(509,964)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	368,000	557,000
Repayment on credit facility	(369,500)	(354,000)
Debt issuance costs	(349)	(623)
Proceeds from public offerings	340,860	305,773
Public offering costs	(221)	(2,636)
Proceeds from exercise of unit options	—	140
Contributions by members	—	2,000
Units purchased for tax withholding	(353)	—
Distributions to partners	(178,193)	(181,472)
Net cash provided by financing activities	160,244	326,182
Net decrease in cash	(2,724)	(7,368)
Cash and cash equivalents at beginning of period	22,676	24,197
Cash and cash equivalents at end of period	$19,952	$16,829

Supplemental disclosure of cash flow information:
Interest paid	$10,882	$8,147

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended September 30, 2019	Three Months Ended June 30, 2019	Three Months Ended September 30, 2018
Production Data:
Oil (MBbls)	1,258	1,202	1,167
Natural gas (MMcf)	1,710	1,640	1,624
Natural gas liquids (MBbls)	413	308	254
Combined volumes (MBOE)(1)	1,956	1,783	1,691
Daily combined volumes (BOE/d)	21,266	19,597	18,384
% Oil	64%	67%	69%

Average sales prices:
Oil ($/Bbl)	$51.53	$54.81	$54.30
Natural gas ($/Mcf)	$1.28	$(0.65)	$2.22
Natural gas liquids ($/Bbl)	$9.84	$18.33	$25.75
Combined (per BOE)(2)	$36.33	$39.50	$43.45

Average Costs (per BOE):
Production and ad valorem taxes	$2.42	$2.46	$2.97
General and administrative - cash component	0.69	0.70	0.52
Total operating expense - cash	$3.11	$3.16	$3.49

General and administrative - non-cash component	$0.23	$0.26	$0.25
Interest expense	$1.96	$1.52	$2.19
Depletion	$9.56	$9.26	$9.77

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	Realized price net of all deducts for gathering, transportation and processing.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income plus interest expense, net, non-cash unit-based compensation expense, depletion, loss (gain) on revaluation of investments and provision for (benefit from) income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles, or ("GAAP"). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, other contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate, common units repurchased for tax withholding, dividend equivalent rights and preferred distributions. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income.

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30, 2019	Three Months Ended June 30, 2019	Three Months Ended September 30, 2018
Net income	$51,097	$47,274	$50,812
Interest expense, net	3,827	2,713	3,711
Non-cash unit-based compensation expense	449	472	426
Depletion	18,697	16,512	16,532
Loss (gain) on revaluation of investment	(336)	(50)	199
Provision for (benefit from) income taxes	(7,480)	180	764
Consolidated Adjusted EBITDA	$66,254	$67,101	$72,444
EBITDA attributable to non-controlling interest	(35,525)	(35,983)	(42,256)
Adjusted EBITDA attributable to Viper Energy Partners LP	$30,729	$31,118	$30,188

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable	$(61)	$(61)	$—
Debt service, contractual obligations, fixed charges and reserves	(1,670)	(1,389)	(184)
Units repurchased for tax withholding	—	—	—
Units - dividend equivalent rights	—	—	(48)
Preferred distributions	(40)	(40)	(40)
Cash available for distribution	$28,958	$29,628	$29,916

Limited Partner units outstanding	62,649	62,628	51,654

Cash available for distribution per common limited partner unit	$0.46	$0.47	$0.58

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.